Exhibit 5(b)

CARLILE PATCHEN & MURPHY LLP
366 E. Broad Street
Columbus, Ohio 43215
Telephone: 614.228.6135

April 24, 2008

SCI Engineered Materials, Inc.
2839 Charter Street
Columbus, Ohio 43228

Ladies and Gentlemen:

This opinion is rendered in connection with post effective Amendment No. 6 to Registration Statement 331-131605 on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale (the “Offering”) of up to an aggregate of 2,281,253 shares of common stock, no par value (the “Shares”), of SCI Engineered Materials, Inc. (the “Company”) to be offered for sale by certain selling shareholders, as set forth in the Registration Statement. As counsel to the Company, we have reviewed such documents and considered such legal and factual matters as we have deemed appropriate for the purpose of rendering this opinion.

Based upon the foregoing and in reliance thereon, we are of the opinion that, upon compliance with the Act, and with the securities or “blue sky” laws of the states in which the Shares are to be offered for sale, the Shares which are the subject to the Registration Statement are duly authorized and will be, when issued in the manner described in the Registration Statement, validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5(b) to the Registration Statement and the reference to our firm appearing in the prospectus relating to the Offering under the heading “Legal Opinion.”

This opinion is given as of the effective date of the Registration Statement and we assume no obligation to advise you of changes in law or fact that may thereafter be brought to our attention. This opinion is solely for your benefit and may not be relied upon by any other person.

Very truly yours,

/s/ Carlile Patchen & Murphy LLP

CARLILE PATCHEN & MURPHY LLP